EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Preliminary Prospectus Supplement of Santander Auto Receivables, LLC for the registration of Santander Auto Receivables Trust 2007-3, in the Registration Statement on Form S-3 (No. 333-139609) of Santander Drive Auto Receivables LLC, and to the use of our report dated February 2, 2007, with respect to the consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries, included in this Form 8K of Santander Drive Auto Receivables, LLC, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement.

/s/ ERNST AND YOUNG, LLP
New York, New York
October 9, 2007